SEPARATION AGREEMENT AND RELEASE OF CLAIMS

WHEREAS Digital Power Corporation (hereafter referred to as "Digital Power" or "the Company") employs Jonathan Wax (hereafter referred to as "Wax") as its Chief Executive Officer and President;

WHEREAS Digital Power and Wax are willing to conclude Wax's employment on certain conditions;

WHEREAS Digital Power and Wax have discussed the terms under which Wax's employment will conclude and have reached agreement among themselves regarding those terms;

NOW, THEREFORE, the parties agree as follows:

1. Termination of employment; job duties and compensation prior to termination of employment. Wax's employment with Digital Power will terminate on March 31, 2008. Prior to March 31, 2008, Wax shall perform such tasks as may be assigned to him by the Chairman of the Board of Directors of Digital Power or his designee, but will otherwise perform no work for the Company. Digital Power shall continue to pay Wax his base salary of $165,000 per year through March 31, 2008, and shall restore Wax's balance of accrued vacation to that which existed on February 15, 2008. .

2. Severance benefits. In exchange for the consideration described in this Separation Agreement and Release of Claims (hereafter referred to as "this Agreement"), Digital Power hereby agrees to:

(a) pay to Wax the gross sum of $165,000.00, less deductions required by law, in four equal quarterly installments payable on April 1, 2008, July 1, 2008, October 1, 2008 and January 1, 2009, respectively;

(b) continue to pay, until the earlier of (i) the date on which Wax obtains health care coverage from another employer or source, or (ii) one year from the date on which his employment with Digital Power terminates, the same portion of the costs associated with providing group medical, dental and vision insurance coverage to Wax as was paid by Digital Power in February of 2008, provided that Wax elects to continue such coverage after March 31, 2008 and provides Digital Power with completed copies of the forms necessary to do so; and

(c) permit Wax to exercise any vested options he holds to purchase the stock of Digital Power until September 30, 2008.

In the event that Wax should die before all of the payments described in subsection (a) above have been made, Digital Power shall make any remaining payments to the Wax Family Trust .

3. Release of claims by Wax. In exchange for the consideration described herein, Wax hereby releases and discharges fully Digital Power, its parent, subsidiary and affiliated entities, and the current and former shareholders, partners, members, owners, directors, officers, employees, agents and representatives of Digital Power and its parent, subsidiary and affiliated entities (hereafter referred to collectively as "the Released Parties") from any and all claims, liabilities, charges and causes of action of any kind whatsoever which Wax holds or may hold against them as of the date on which he signs this Agreement, including, but not limited to:

(a) any and all rights and claims relating to or in any manner arising from Wax's employment or the decision to terminate his employment;

(b) any and all rights and claims arising under the California Fair Employment and Housing Act (Government Code section 12900 et seq.);

(c) any and all claims arising under the Civil Rights Act of 1964 (42 U.S.C. 2000, et seq.);

(d) any and all claims arising under the Americans with Disabilities Act (29 U.S.C. 706 et seq.);

(e) any and all rights and claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.);

(f) any and all claims for violation of the California Labor Code, California Wage Orders or Fair Labor Standards Act;

(g) any and all rights and claims arising under any employment contracts between Wax and Digital Power; and

(h) any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, discrimination, harassment, retaliation, invasion of privacy, infliction of emotional distress, defamation and misrepresentation.

This Agreement shall not apply, however, to claims for unemployment insurance benefits, claims for workers' compensation benefits and any rights and claims not subject to waiver by law. This Agreement also shall not apply to any rights to indemnity that Wax may hold against Digital Power and/or its insurers, which rights shall remain unaffected by this Agreement. Digital Power will indemnify Wax against losses or expenses he may incur as a result of conduct by him within the course and scope of his employment.

4. Release of claims by Digital Power. Digital Power, on behalf of itself and its parent, subsidiary and affiliated entities, and Ben Zion Diamant, on behalf of himself individually, hereby release and discharge Wax fully from any and all claims, liabilities, charges and causes of action of any kind whatsoever which they may hold against Wax as of the date on which they execute this Agreement.

5. Scope of release. Wax understands and intends that the rights, claims and causes of action released herein by him include all legal, contractual, statutory and equitable rights, claims and causes of action and held by him against the Released Parties, regardless of whether those rights, claims, or causes of action are presently existing, known or anticipated. Digital Power and Ben Zion Diamant understand and intend that the rights, claims and causes of action released herein by them include all legal, contractual, statutory and equitable rights, claims and causes of action and held by them against Wax, regardless of whether those rights, claims, or causes of action are presently existing, known or anticipated.

6. Due consideration. Wax represents and agrees that:

(a) he has had the opportunity to consider this Agreement for at least 21 days before signing it;

(b) he has had a reasonable opportunity to consult an attorney before signing this Agreement;

(c) he has read this Agreement in full and understands all of the terms and conditions set forth herein;

(d) he knowingly and voluntarily agrees to all of the terms and conditions set forth herein and intends to be legally bound by them;

(e) he may rescind this Agreement for seven days after signing it;

(f) this Agreement will not become effective or enforceable until seven days after he has signed it; and

(g) Digital Power shall have no obligations pursuant to this Agreement unless he signs and returns the original of this Agreement to Digital Power within 21 days of the date on which Digital Power presented it to him.

7. New or different facts; application of release to unknown claims. Wax, Digital Power and Ben Zion Diamant acknowledge that they may hereafter discover facts different from or in addition to those now known or believed to be true regarding the subject matter of the Agreement, but:

(a) agree that this Agreement shall remain in full force and effect notwithstanding the existence or discovery of any such new or different facts; and

(b) hereby waive all rights to which they may be entitled pursuant to Civil Code section 1542, which provides as follows:

> A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

8. No existing claims; covenant not to file claims. Wax represents that he has not filed any complaints, claims, grievances or actions against any of the Released Parties with any state, federal or local court or agency, and covenants not to file any complaints, claims, grievances or actions (other than those not subject to waiver by law) against any of the Released Parties at any time hereafter based on events occurring on or before the date on which he signs this Agreement. Digital Power and Ben Zion Diamant represent that they have not filed any complaints, claims, grievances or actions against Wax with any state, federal or local court or agency, and covenant not to file any complaints, claims, grievances or actions (other than those not subject to waiver by law) against Wax at any time hereafter based on events occurring on or before the date on which they sign this Agreement.

9. Payment of wages and benefits. Wax acknowledges and agrees that Digital Power paid to him by the date on which he signs this Agreement all wages earned by him through March ~~1~~, 2008.
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10. Non-disparagement. Wax agrees not to defame, disparage or criticize Digital Power, or its current or former shareholders directors, officers, employees, agents or representatives at any time. Digital Power agrees not to defame, disparage or criticize Wax to any third parties. For the purpose of this section, statements made by a shareholder, director, officer, employee, member or representative of Digital Power shall be considered to be a statement of Digital Power only if (a) the statement is made by an officer or director of Digital Power, or by Ran Diamant or Gay Diamant, or (b) the shareholder, director, officer, employee, member or representative who made the statement is actually authorized to do so by an officer or director of Digital Power.

11. Confidentiality of Agreement. Wax agrees to not to disclose the existence of this Agreement, the terms of the Agreement or any information relating to this Agreement to anyone other than his spouse (if any), his attorney(s), his tax preparer, parties from whom he is seeking loans and/or financing, and any party to whom disclosure is necessary in order to comply with the law. Digital Power agrees not to disclose the existence of this Agreement, the terms of this Agreement or any information relating to this Agreement to any third party, except that Digital Power may disclose information relating to this Agreement to its attorneys, accountants, tax advisors, directors, officers and others who have a business need for the information.

12. Non-solicitation of employees and contractors. During the term of his employment with Digital Power and for one year thereafter, Wax shall not solicit any employee or contractor of Digital Power to discontinue working for Digital Power.

13. Non-solicitation of customers. During Wax' employment with Digital Power and at all times thereafter, Wax shall not utilize any Confidential Information of Digital Power to solicit any customer of Digital Power to (a) purchase goods or services from any person or entity

whose goods or services could be used as substitutes for those of Digital Power or (b) discontinue purchasing goods and/or services from Digital Power. As used in this Agreement, the term "Confidential Information" shall mean information that (a) derives economic value from not being known to the general public or others who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts on the part of Digital Power to maintain its secrecy.

14. Preservation of Confidential Information. During and after Wax's employment with Digital Power, he shall not use any of the Confidential Information of Digital Power for any purpose other than to fulfill his duties to Digital Power and shall not disclose any such information to any third party without the express written consent of the Chairman of the Board of Directors of Digital Power.

15. Return of Digital Power property. Wax shall return to Digital Power on the date on which his employment terminates, or at such other time as Digital Power may request, all property of Digital Power in his possession, custody or control. With respect to electronic data belonging to Digital Power which is stored on computers or other electronic devices owned or controlled by Wax, Wax shall certify in writing to Digital Power on the date on which his employment terminates, or at such other time as Digital Power may request, that (a) he has deleted such data from the computers or electronic devices, (b) he has not disclosed such data to any third parties, and (c) he has not utilized such data for his own benefit or for the benefit of any third parties. Notwithstanding any other provisions in this Agreement, Digital Power shall not be required to provide Wax with the consideration described in section 2 of this Agreement until Wax has returned to it all Digital Power property in his possession, custody or control and provided any certifications required pursuant to this section.

16. Additional benefits payable upon execution of final release. If Wax signs a final Severance Agreement and Release of Claims in the form attached hereto as Exhibit A, or in a form substantially similar to that attached hereto as Exhibit A, at or within 21 days after the termination of his employment, releasing such claims as may then be held by him against Digital Power and its parent, subsidiary and affiliated entities and the current and former shareholders, partners, members, owners, directors, officers, employees, agents and representatives of each, and does not revoke such Severance Agreement and Release of Claims, Digital Power will pay to Wax the additional sum of $5,000.00, less deductions required by law.

17. Resignation of related positions. Wax hereby resigns, as of February 29, 2008, any positions he holds with Digital Power or any of its parent, subsidiary or affiliated entities in some capacity other than that of an employee, including, but not limited to, positions on any Board of Directors and positions as trustee of any Employee Stock Option Plans.

18. Successors and assigns. Each party represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement. The parties agree that this Agreement shall be binding upon the future successors and assignees of Digital Power, if any. Wax may not delegate or assign any of his obligations pursuant to this Agreement.

19. Severability. If a court of competent jurisdiction declares or determines that any provision of this Agreement is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of the Agreement, but the remaining provisions shall continue in full force and effect. If a court or arbitrator declares or determines that any of the release provisions set forth in section 3 above are invalid, illegal or unenforceable, however, Digital Power shall have the option of declaring this Agreement null and void and, in such event, Wax shall return to Digital Power all consideration provided to him to date pursuant to this Agreement.

20. Costs and fees. Each party shall bear any costs and fees it may incur in connection with this Agreement and neither shall be entitled to recover such costs or fees from the other.

21. Remedy for breach. Each party, upon breach of this agreement by the other, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court of competent jurisdiction and the party prevailing in such a suit shall be entitled to recover reasonable costs and attorney fees.

22. Governing law. The laws of the State of California shall govern the construction and enforcement of this Agreement, except that the Agreement shall be interpreted as through drafted jointly by Wax and Digital Power.

23. Entire agreement; modification. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements or understandings, both written and oral, between the parties regarding the subject matter of this Agreement. The parties may modify this Agreement only through a writing signed by each.

24. No reliance on representations by other party or other party's representatives. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement made by any other party to this Agreement or any party's agents, attorneys or representatives.

Date: March 25th, 2008 ______________________
Jonathan Wax

Digital Power Corporation

Date: March 25th 2008 By: ______________________

Date: March 25th 2008 ______________________
Ben Zion Diamant

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